Exhibit 23.1

Consent Of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the Registration Statement (Form S-8) pertaining to the 2018 Equity Incentive Plan and the 2010 Employee Stock Purchase Plan of Sangamo Therapeutics, Inc. of our reports dated March 1, 2018, with respect to the consolidated financial statements of Sangamo Therapeutics, Inc., and the effectiveness of internal control over financial reporting of Sangamo Therapeutics, Inc., included in its Annual Report (Form 10-K) for the year ended December 31, 2017, filed with the Securities and Exchange Commission.

/s/Ernst & Young LLP

Redwood City, CA

June 8, 2018